                                                                 Exhibit (h)(19)

        Goldman Sachs Trust Retail Service Agreement
--------------------------------------------------------------------------------

Date


Service Organization
Address



RE:  Goldman Sachs Trust (the "Trust") Retail Service Agreement

Ladies and Gentlemen:

The undersigned, Goldman, Sachs & Co. ("Goldman Sachs"), 85 Broad Street, New York, New York 10004, is the principal distributor of the shares of beneficial interest of each Fund. Goldman Sachs Asset Management, a separate operating division of Goldman Sachs, or an affiliate thereof, acts as an investment adviser to the Trust, which is an open-end management investment company that includes the Goldman Sachs Asset Allocation Portfolios, Goldman Sachs Fixed Income Funds, Goldman Sachs Domestic Equity Funds and Goldman Sachs International Equity Funds (such Funds now or hereafter offered by the Trust are individually referred to herein as a "Fund" and, collectively, as the "Funds"). Shares or units of beneficial interest (the "Shares") of each Fund are divided into separate classes. This Agreement relates to Class A Shares of the Funds.

You are a financial institution or other service provider (the "Service Organization") acting on behalf of your customers who purchase, hold, exchange and redeem Shares of the Funds (the "Customers"). You are willing to perform, and Goldman Sachs wishes to compensate you for performing, certain support services with respect to the Customers (the "Services"). Accordingly, the Service Organization and Goldman Sachs agree as follows:

     1. Agreement to Provide Services. Goldman Sachs hereby engages the Service Organization, and the Service Organization hereby agrees, to perform the following Services: (a) establish and maintain (or assist in establishing and maintaining) individual accounts and records with respect to those Shares of the Funds which the Service Organization directly or through an agent holds as nominee for the benefit of Customers; (b) process Customer orders to purchase, redeem and exchange Shares promptly and in accordance with the effective prospectus relating to such Shares; (c) assist in receiving and transmitting funds representing the purchase price or redemption proceeds of such Shares; (d) provide periodic statements to each Customer showing account balances and transactions during the relevant period; (e) disburse dividends and distributions declared on Shares of the Funds held in the name of the Service Organization by mailing checks or crediting Customer accounts in accordance with the election made by each Customer and issue related statements to Customers;
(f) promptly mail to Customers reports and proxy statements issued by the Trust;
(g) handle all tax withholding and remittances required by federal income tax laws with respect to Customer accounts, prepare and file with the Internal Revenue Service all required returns and statements and prepare and mail to each Customer all statements and reports concerning dividends and distributions to shareholders that are required by the Investment Company Act of 1940 (the "1940 Act") or federal income tax laws; and (h) provide such statistical and other information as may be reasonably requested by Goldman Sachs or necessary for Goldman Sachs or the Funds to comply with applicable federal or state laws, including reports of sales of the Classes of the Funds in each state or other jurisdiction for purposes of complying with state securities or "Blue Sky" laws.

     2. Expenses of the Service Organization. The Service Organization shall furnish such office space, equipment, facilities and personnel as may be necessary to perform its duties hereunder. The Service Organization shall bear all costs incurred by it in performing such duties.

     3. Service Fees Payable to the Service Organization. For the Services provided and the expenses incurred by the Service Organization hereunder, Goldman Sachs will pay to the Service Organization a quarterly service fee equal on an annual basis to 0.25% of the average daily net asset value of the Shares of each Fund which are owned beneficially by Customers through the Service Organization during such period.

     4. Performance of Duties. In performing its duties hereunder, the Service Organization will act in conformity with Goldman Sachs' instructions, the terms of its Customer agreements, the then effective prospectuses and statements of additional information for the Shares of each Fund, the Investment Company Act of 1940, as amended (the "1940 Act") and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization. The Service Organization will assume sole responsibility for its compliance with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations. Under no circumstances shall the Trust, any Fund, Goldman Sachs or any of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Service Organization or any Customer of the Service Organization concerning the applicability of any federal or state laws or regulations to the activities described herein. The Service Organization will perform its duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.

     5. Representations and Warranties. The Service Organization hereby represents, warrants and covenants to Goldman Sachs:

     A.   i.   That it is an investment adviser as defined under Section
               202(a)(11) of the Investment Advisers Act of 1940 (the "Advisers
               Act"); it is registered and in good standing, and will during the term of this Agreement remain in good standing, as an investment adviser with the United States Securities and Exchange Commission
               (the "Commission") or with the securities commission of any state, territory or possession of the United States and is in full compliance with the rules, regulations and policies of the aforesaid commissions, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations
               (including Rule 206(4)-2 under the Advisers Act and rules or regulations of any self-regulatory organization); or

          ii. That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); that it is registered and in good standing, and will during the term of this Agreement remain in good standing
               (a) as a broker-dealer with the Commission pursuant to Section 15 of the Exchange Act and with the securities commission of any state, territory or possession of the United States and (b) as a member of the National Association of Securities Dealers, Inc. (the "NASD") and/or any stock exchange or other self-regulatory organization in which the Service Organization's membership is necessary for the conduct of its business under this Agreement, and is in full compliance with the rules, regulations and policies of the aforesaid commissions and organizations, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including the net capital and customer protection rules of the Commission and the rules or regulations of the NASD or any self-regulatory organization or any so-called "restriction" letter with the
               NASD); or

          iii. That it is a depository institution (a) organized, chartered or holding an authorization certificate under the laws of a state or of the United States, which authorizes the Service Organization to receive deposits, including a savings, share, certificate or deposit account, and which is regulated, supervised and examined for the protection of depositors by an official or agency of a state or the United States and is insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, or
               (b) is a trust company or other institution that is authorized by federal or state law to exercise fiduciary powers of a type a national bank is permitted to exercise under the authority of the United States Office of the Comptroller of the Currency, and is regulated, supervised and examined by an official or agency of a state or the United States; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations.

     B. That it is a corporation, association or partnership duly organized, validly existing, and in good standing under the laws of the state of its organization;

     C. That entering into and performing its obligations under this Agreement does not and will not violate (i) its charter or by-laws; or (ii) any agreements to which it is a party;

     D. If the Service Organization is a depository institution or broker or dealer, in processing Customer orders to purchase, redeem and exchange Shares, (i) it shall act solely as agent upon the order, and for the account, of its Customer; (ii) the Customer will have full beneficial ownership of any Shares purchased upon its authorization order; and
          (iii) under no circumstances will any transactions be for the account of the Service Organization. Under no circumstances will the Service Organization make any oral or written representations to the contrary;

     E. With respect to the purchase, redemption or exchange of Fund Shares for Customer accounts with respect to which the Service Organization is a fiduciary under state or federal trust or comparable fiduciary requirements, or, in the case of any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended, the Service Organization is a fiduciary or party in interest, the Service Organization represents that the purchase, redemption or exchange of such Shares, and the Service Organization's receipt of the relevant fee described in Section 3 hereof, is permissible under all such applicable requirements and complies with any restrictions, limitations or procedures under such requirements;

     F. It will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the Trust and Goldman, Sachs & Co., which requirement shall survive the term of this Agreement; and

     G. It will not, without written consent of the Trust in each instance, use in advertising, publicity or otherwise the name of the Trust, Goldman, Sachs & Co., or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Trust, Goldman, Sachs & Co. or their affiliates.

     6. Responsibilities of the Service Organization. The Service Organization agrees that neither Goldman Sachs nor any Fund nor any of its agents shall have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Service Organization (i) to determine whether such request is genuine or authorized by the Customer of the Service Organization; or (ii) to determine the suitability of the selected Class or Fund for such Customer. Goldman Sachs, each Fund and their agents shall be entitled to rely conclusively on any purchase or redemption request communicated to any of them by the Service Organization, and shall have no liability whatsoever for any losses, claims or damages to or against the Service Organization or any Customer resulting from a failure of the Service Organization to transmit any such request, or from any errors contained in any request. Any such failure or error shall be the responsibility of the Service Organization. Goldman Sachs and the Service Organization agree that the procedures for the purchase, exchange and redemption of Shares, including all relevant time and notification requirements, specified in their then-effective prospectuses, shall govern the purchase, exchange and redemption of Shares for the accounts of the Service Organization's Customers.

     7. Amendment; Termination. This Agreement may be amended by a written instrument executed by both parties and may be terminated by Goldman Sachs or the Service Organization at any time on 60 days' written notice mailed or delivered to the other party at its address set forth above.

     8. Indemnification. Goldman Sachs agrees to indemnify the Service Organization and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) the Service Organization from and against any losses, claims, damages, expenses (including reasonable fees and expenses of counsel) or liabilities ("Damages") to which the Service Organization or such person may become subject in so far as such Damages arise out of the failure of Goldman Sachs or its employees or agents to comply with Goldman Sachs' obligations under this Agreement or any other agreement between Goldman Sachs and the Service Organization relating to the performance of Services hereunder (a "Covered Agreement"). The Service Organization agrees to indemnify Goldman Sachs, the Funds, their agents and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) any of them from and against any Damages to which any of them may become subject in so far as such Damages arise out of the purchase, redemption, transfer or registration of Shares by the Service Organization's Customers, any request related thereto by the Service Organization or its employees or agents, or the failure of the Service Organization or its employees, agents or Customers to comply with the Service Organization's obligations under a Covered Agreement. Notwithstanding the foregoing, neither Goldman Sachs nor the Service Organization shall be entitled to be indemnified for Damages arising out of its or its agent's or employee's gross negligence. The foregoing indemnity agreements shall be in addition to any liability Goldman Sachs or the Service Organization may otherwise have, and shall survive the termination of this Agreement.

     9. No Association or Agency. The Service Organization shall be deemed an independent contractor and not an agent of Goldman Sachs or any Fund for all purposes hereunder and shall have no authority to act for or represent Goldman Sachs or any Fund. In addition, no officer or employee of the Service Organization shall be deemed to be an employee or agent of the Funds or Goldman Sachs or be subject, in any respect, to the supervision of Goldman Sachs or any affiliate thereof.

     10. Applicable Law. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

                                Very truly yours,

                                GOLDMAN, SACHS & CO.

                                By:
                                   ---------------------------------------------
                                      [Authorized Officer]



Accepted and agreed to as of the date first above written:

SERVICE ORGANIZATION


By:
   ---------------------------------
      [Authorized Officer]